Exhibit 8.2

Direct Dial: 804.420.6000

April 7, 2014

Colonial Virginia Bank

P.O. Box 266

Dutton, Virginia 23050

Re:	Federal Income Tax Opinion Issued to Colonial Virginia Bank in Connection with the Merger of Colonial Virginia Bank with and into Xenith Bank

Ladies and Gentlemen:

You have requested our opinion with respect to the qualification of the proposed merger (the “Merger”) of Colonial Virginia Bank, a Virginia banking corporation (the “Bank”), with and into Xenith Bank, a Virginia banking corporation (“Xenith Bank”) and wholly-owned subsidiary of Xenith Bankshares, Inc., a Virginia corporation (“Parent”), with Xenith Bank surviving, pursuant to the terms of that certain Agreement of Merger, dated as of March 20, 2014, by and between the Bank, Parent and Xenith Bank (the “Merger Agreement”) as a reorganization under Section 386(a) of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

FACTS:

In connection with the opinions rendered below, we have reviewed and relied upon (i) the Merger Agreement; (ii) the Proxy Statement/Prospectus of Parent and Colonial contained in the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on April 7, 2014, as amended (the “Registration Statement”); and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion letter (the documents referred to in (i), (ii), and (iii) above, collectively, the “Merger Documents”). With respect to various factual matters material to our opinions, we have relied upon the factual representations set forth in the Merger Documents and in the Certificates of the Bank and Parent, delivered to us on or about April __, 2014. We have assumed the correctness of the factual matters contained in the Merger Documents and the Certificates and have made no independent investigation for the purpose of confirming that such factual matters are correct.

We have assumed that: (i) all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all

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Colonial Virginia Bank

April 7, 2014

persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents; (ii) the Merger and the other transactions specified in the Merger Agreement will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof; (iii) the Merger will be reported by the Bank and Parent on their respective income tax returns in a manner consistent with the opinion set forth below; and (iv) the Certificates are true and accurate in all material respects as of the Effective Time of the Merger. If any such assumptions is untrue for any reason or if the Merger and the other transactions specified in the Merger Agreement are not consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, our opinions set forth below may be adversely affected and may not be relied on.

OPINION:

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Merger and subject to the limitations set forth herein and the assumptions, limitations and qualifications set forth in the Registration Statement, it is our opinion that:

1. The Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and each of Parent, Xenith Bank and the Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

2. The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects.

In rendering our opinions, we have considered the applicable provisions of the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter. Our opinions are limited to the matters expressly stated. No opinion is implied or may be inferred beyond such matters.

Colonial Virginia Bank

April 7, 2014

This opinion letter is issued to the Bank in satisfaction of Section 10.03(b) of the Merger Agreement. This opinion letter may be filed as an exhibit to the Registration Statement and the reference to our firm under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion letter may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

/s/ WILLIAMS MULLEN